Exhibit 4.2

EXECUTION COPY

FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT (this “Agreement”) is made as of the 29th day of June, 2004, by and among BIGBAND NETWORKS, INC. a Delaware corporation (the “Company”); and those individuals and entities set forth in Exhibit A hereto (each, an “Investor” and together, severally but not jointly the “Investors”); and N.B.T. Ltd., a company organized under the laws of the British Virgin Islands (“N.B.T.”), Amir Bassan-Eskenazi, an individual (“ABE”) and OZ Holdings Ltd., a company organized under the laws of the British Virgin Islands (“OZ”) (each of N.B.T., ABE and OZ, a “Founder Shareholder” and together, the “Founder Shareholders”).

WITNESSETH:

WHEREAS,	in connection with the Company’s issuance of shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), Series A-l Convertible Preferred Stock, par value $0.01 per share (“Series A-1 Preferred Stock”), and Series A-2 Convertible Preferred Stock, par value $0.01 per share (“Series A-2 Preferred Stock”) pursuant to that certain Convertible Preferred Stock Purchase Agreement dated as of July 1, 1999, the purchasers of Series A Preferred Stock, Series A-l Preferred Stock and Series A-2 Preferred Stock, the Founder Shareholders (other than, ABE) and the Company entered into that certain Investors Rights Agreement dated October 15, 1999 (the “Investors Rights Agreement”);

WHEREAS,	in connection with the Company’s issuance of shares of Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock, pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement dated April 12, 2000, the purchasers of Series A Preferred Stock, Series A-l Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, the Founder Shareholders (other than ABE) and the Company entered into that certain Amended and Restated Investors Rights Agreement dated April 12, 2000 (the “Amended and Restated Investors Rights Agreement”);

WHEREAS,	in connection with the Company’s issuance of shares of Series C Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement dated September 28, 2001, the purchasers of Series A Preferred Stock, Series A-l Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Founder Shareholders (other than ABE) and the Company entered into that certain Second Amended and Restated Investors Rights Agreement dated September 28, 2001 (the “Second Amended and Restated Investors Rights Agreement”);

WHEREAS,	in connection with the Company’s issuance of additional shares of Series C Preferred Stock, pursuant to that certain Amendment No. 1 to the Series C Convertible Preferred Stock Purchase Agreement dated April 1, 2002 (the “First Amendment to the Series C Stock Purchase Agreement”), the purchasers of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, the Founder Shareholders (other than ABE) and the Company entered into that certain Third Amended and Restated Investors Rights Agreement dated April 1, 2002 (the “Third Amended and Restated Investors Rights Agreement”);

WHEREAS,	in connection with the Company’s issuance of shares of Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”) pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement dated May 20, 2003, the purchasers of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, the Founder Shareholders (other than ABE) and the Company entered into that certain Fourth Amended and Restated Investors Rights Agreement dated May 20, 2003 (the “Fourth Amended and Restated Investors Rights Agreement”);

WHEREAS,	in connection with the Company’s issuance of shares of Series E-1 Convertible Preferred Stock, par value $0.01 per share (“Series E-1 Preferred Stock”), pursuant to that certain Series E-1 Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) dated May 24, 2004 (the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock (as defined herein), collectively, the “Preferred Stock”), the Company and the other parties to the Fourth Amended and Restated Investors Rights Agreement wish to amend and restate the Fourth Amended and Restated Investors Rights Agreement and to include the purchasers of Series E-1 Preferred Stock and ADC (as defined herein) as parties; and

WHEREAS,	the purchasers of Series E-1 Preferred Stock desire to become parties to this Agreement.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and restate the Fourth Amended and Restated Investors Rights Agreement to read in its entirety as follows:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions. As used herein, the following terms have the following meanings:

1.1.	“Acquisition Agreement” shall mean that certain Acquisition Agreement dated as of May 24, 2004 by and between the Company and ADC Telecommunications, Inc. (“ADC”) pursuant to which the Company is acquiring all of the outstanding shares of stock of ADC Broadband Access Systems, Inc. in consideration for shares of Class B Common Stock and Series E-2 Convertible Preferred Stock (the “Series E-2 Preferred Stock”) of the Company.

1.2.	“Commission” or “SEC” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

1.3.	“Common Stock” shall mean, collectively, shares of the Company’s Class A Common Stock, $.001 par value (“Class A Common Stock”) and Class B Common Stock, $.001 par value (“Class B Common Stock”).

1.4.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.5.	“Holder” means any holder of outstanding Registrable Securities or shares convertible into Registrable Securities.

1.6.	“Form S-3” means Form S-3 or Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7.	“Fraudulent Act” means any action that is determined to be fraudulent, or involve other willful or intentional misconduct, or involve a breach of the duty of loyalty to the Company or its stockholders, or an action or omission not in good faith or which involves intentional misconduct or a knowing violation of law under Section 174 of the DGCL or any other action from which an improper personal benefit is received with respect to the other parties in connection with this Agreement.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

1.8.	“Initiating Holders” means Holders holding more than fifty percent (50%) of the Registrable Securities, assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities.

1.9.	“Initial Public Offering” or “IPO” means the closing of the sale of Class A Common Stock of the Company to the public in a bona fide firm commitment underwriting pursuant to a registration statement under the Securities Act, where the price paid by the public for such shares of Common Stock reflects a valuation of the Company immediately prior to the offering of not less than $150,000,000 (One Hundred Fifty Million Dollars), and with net proceeds to the Company of not less than $15,000,000 (Fifteen Million Dollars) (as adjusted for share combinations, subdivisions or other recapitalization of the Company’s shares).

1.10.	“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

1.11.

“Registrable Securities” shall mean all of the following to the extent the same have not been sold to the public (i) any and all shares of Common Stock of the Company issued or issuable upon conversion of shares of the Company’s Preferred Stock, upon exercise of any warrants or options held by the Investors to purchase Common Stock or Preferred Stock or issued pursuant to the Series C Stock Purchase Agreement; or (ii) any and all shares of Common Stock of the Company issued to ADC pursuant to the Acquisition Agreement and any and all shares of Common Stock issued or issuable upon (x) conversion of shares of the Company’s Series E-2 Preferred Stock or (y) warrants to purchase Common Stock issued to ADC pursuant to the Acquisition Agreement or related lending arrangements; or (iii) stock issued in respect of stock referred to in (i) or (ii) above in any reorganization; or (iv) stock issued in respect of the stock referred to in (i), (ii) or (iii) as a result of a stock split, stock dividend, recapitalization or combination; or (v) for purposes of Sections 7.1 and 7.3 shares of Common Stock held by the Founder Shareholders, excluding shares included in clauses (i), (ii), (iii) and (iv) above. Notwithstanding the foregoing, Registrable Securities shall not include otherwise Registrable Securities (i) sold by a person in a transaction in which his rights under this

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Agreement are not properly assigned; or (ii) (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) the registration rights associated with such securities have been terminated pursuant to this Agreement, provided, however, than any Common Stock that could be sold pursuant to Rule 144 by the Holder thereof (in accordance with applicable law) within three (3) months without registration of such shares, shall not be deemed to be Registrable Securities; and provided that in no event shall the Company be required to register any shares of Class B Common Stock.

1.12.	“Rule 144” shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, but shall not include Rule 144A.

1.13.	“Rule 144A” shall mean Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, but shall not include Rule 144.

1.14.	“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

2.	Affirmative Covenants. The Company covenants that, until the Initial Public Offering:):

2.1.	Delivery of Financial Statements. The Company shall deliver to each Holder or group of Holders who individually, or as a group, hold at least 4,310,345 shares of the outstanding Common Stock of the Company (or other shares including shares of Preferred Stock convertible into at least 4,310,345 shares of the Common Stock of the Company on an as-if converted basis) the following:

2.1.1.

As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, audited financial statements, including a consolidated balance sheet of •the Company and its subsidiaries as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), audited by a firm of Independent Certified Public Accountants affiliated with one of the “Big Four” US accounting firms (a “CPA”), and

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

accompanied by an opinion of such firm which opinion shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

2.1.2.	As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company to the extent requested by a Holder, a consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified by the chief financial officer (or if none, by the chief executive officer) of the Company (the “CFO”).

2.2.	Reporting to the Board. The Company shall deliver to each Holder or group of Holders for so long as such Holder, individually, or as a group, holds at least 7,789,063 of the outstanding Common Stock of the Company (or other shares including shares of Preferred Stock convertible into at least 7,789,063 of the Common Stock of the Company on an as-if converted . basis) (herein, a “Major Investor”) the following:

2.2.1.	As soon as practicable, but in any event within thirty (30) days after the end of each month, the Company shall submit to the Board of Directors of the Company (the “Board”) and to each Major Investor, at such Major Investor’s request, a report, in a format acceptable to the Board, which will include a description of any event likely to have a significant impact upon the Company or its business and other information and data with respect to the Company’s operations during that month. The monthly report shall include a comparison of the actual figures to the budget with respect of such reported period, all in reasonable detail.

2.2.2.	As soon as practicable, but not less than sixty (60) days prior to the beginning of each fiscal year, the Company shall submit to

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

its Board and to each Major Investor, at such Major Investor’s request, a budget and a business plan for the coming fiscal year. The management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), in consultation with the Board. The Annual Plan for the following year shall be submitted to the Board for its approval at least sixty (60) days prior to the first day of the fiscal year covered by such Annual Plan. In addition, the Company’s management shall submit to the Board monthly and other reports in such format, and containing such information, as the Board shall require.

2.2.3.	If and to the extent requested by the Board of Directors, the Company shall prepare and submit to each Major Investor a separate balance sheet and statement of income for any designated subsidiary of the Company for the period or periods so specified.

2.3.	The Board may (with the consent of at least two (2) directors designated solely by the Investors) postpone the delivery of the financial reports required by Sections 2.1 and 2.2 for a period not to exceed thirty (30) days.

2.4.	Accounting. The Company will maintain a system of accounting established and administered in accordance with GAAP consistently applied on a consolidated basis, and will set aside on its books all such proper reserves as shall be required by GAAP.

2.5.	Confidentiality and Inventions Agreements. The Company and its subsidiaries will not employ, or continue to employ, any person who will have access to material confidential information with respect to the Company, its subsidiary and their respective operations unless such person has executed and delivered a Confidentiality and Inventions Agreement to the satisfaction (as to substance and form) of the Company’s management and legal counsel.

2.6.	Access to Information. The Company will permit representatives of each Major Investor full and free access, at all reasonable times, and upon reasonable advance notice, to any of the properties of the Company (including its books and records) and at their own expense, to discuss its affairs, finances and accounts with the Company’s officers and auditor, for any purpose whatsoever. This Section 2.6 shall not be in limitation of any rights which the Major Investors or directors designated by the Investors may have under applicable law.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

2.7.	Directors Indemnity Insurance. If the Company provides liability insurance for any of its officers or directors, it will also obtain such insurance for all of the members of the Board. The Company shall obtain and maintain liability insurance for all its directors and officers in an amount and with a carrier satisfactory to the Board, which amount shall not be less than $3,000,000 (or if such amount is not commercially available, the maximum available amount).

2.8.	VC Fund Indemnification. Notwithstanding any contrary provision herein, the Company further agrees to indemnify, defend and hold harmless each of the Investors identified as a “VC Fund Investor” in Exhibit B attached hereto (which shall be deemed to include ADC upon its execution of a counterpart to this Agreement) and their respective affiliates (the “Indemnitees”) against losses arising in whole or in part out of any occurrence related to the fact that Indemnitees are or were or may be deemed a director, officer, stockholder, employee, controlling person, agent, or fiduciary of the Company, except with respect to Fraudulent Acts. Wherein “Affiliate” for this purpose shall mean, with respect to any person or entity, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity, on or after the date first written above, including, without limitation, any partner, officer, director, member or employee of such person or entity and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such person or entity. In furtherance of and not in limitation of the foregoing, the Company shall advance expenses, including, without limitation, attorneys’ fees, incurred by any Indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall be ultimately determined that such Indemnitee is not entitled to be indemnified by the Company. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any Indemnitee may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise.

2.9.	The Company shall not amend the by-laws without the consent of at least two (2) of the directors designated solely by the holders of Preferred Stock.

3.	[intentionally omitted].

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

4.	Restrictions on Transferability. The Registrable Securities shall not be sold, assigned, transferred or pledged, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act or any applicable securities laws. Each Holder will cause any proposed assignee, transferee, or pledgee of the Registrable Securities held by a Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

5.	Restrictive Legend. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws or otherwise):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT IN COMPLIANCE WITH REGULATION S UNDER THE ACT, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Agreement.

6.	Notice of Proposed Transfer. The Holder of each certificate representing Registrable Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 6. Each such Holder agrees not to make any disposition of all or any portion of any Registrable Securities held by it directly or indirectly unless and until:

6.1.	There is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

6.2.	(i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and

(ii) If reasonably requested by the Company, such Holder shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition shall not require registration of such shares under the Securities Act. It is agreed, however, that no such opinion will be required for Rule 144 or Rule 144A transactions, except in unusual circumstances.

6.3.	Notwithstanding the provisions of paragraphs 6.2(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to a party to which such holder may make a transfer or assignment pursuant to Section 11.3 below, provided, that such transferee agrees in writing to be subject to all of the terms hereof to the same extent as if he were an original Holder hereunder.

7.	Registration. The following provisions shall govern the registration of the Company’s securities:

7.1.	Incidental (“Piggyback”) Registration. If the Company at any time proposes to register any of its securities, other than in a demand registration pursuant to Section 7.2(a) or Section 7.3 of this Agreement, it shall give notice to the Holders of such intention. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall take all actions under its power and control to include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, and then to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities held by such Holders). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 7.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.6.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

7.2.	Demand Registration. (a) At any time beginning six (6) months following the closing of an IPO, the Initiating Holders may request in writing that all or part of the Registrable Securities held by such Holder shall be registered for trading. Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall take all actions under its power and control to include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and who provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Thereupon, the Company shall effect the registration of all Registrable Securities as to which it has received requests for registration with an underwriter acceptable to the holders of a majority of the participating Registrable Securities. The Company shall not be required to effect more than two (2) registrations under this Section 7.2, nor shall the Company be required to effect a registration for the sale of shares with an anticipated sales price of less than Five Million Dollars ($5,000,000). Notwithstanding any other provision of this Section 7.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first shares held by shareholders other than the Holders, and then to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Securities held by such Holders).

(b) In the event that the Initiating Holders request to effect a registration under this Section and the Company decides to join and register any of its securities thereunder, then, such registration shall not be regarded as a Demand Registration under Section 7.2.

7.3.

Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3, and any related qualification or compliance, with respect to Registrable Securities, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000 (One Million Dollars), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and shall take all actions under its power and control to include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and who provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Thereupon, the Company shall take all actions under its power and

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

control to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Holders of Registrable Securities may not request more than two (2) registrations pursuant to this Section 7.3 during any twelve-month period and any such registration pursuant to this Section 7.3 shall not be counted as a demand for registration pursuant to section 7.2.

7.4.	Notwithstanding Sections 7.2 and 7.3 above, the Company shall not be required to effect any registration: (i) within one hundred and twenty (120) days after the effective date of any other registration effected; or (iii) during the pending period of any Demand Blackout Period (as hereinafter defined).

“Blackout Periods.” If the Company’s Board of Directors determines in good faith that the registration and distribution of Registrable Securities (or the use of a registration statement or related prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other material corporate development involving the Company (or would require premature disclosure thereof), and promptly gives the Holders written notice of such determination following their request to register any Registrable Securities, the Company shall be entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Sections 7.2 or 7.3 for a reasonable period of time, but not to exceed 90 days (a “Demand Blackout Period”). The Company shall promptly notify the Holders of the expiration or earlier termination of any Demand Blackout Period.

In any event of a Demand Blackout Period, the Company undertakes to extend the effectiveness of the then current registration statement beyond the anticipated nine months period for the respective periods of such Demand Blackout Period.

7.5.	Designation of Underwriter. (a) In the case of any registration effected pursuant to Section 7.2 or 7.3 and in the event the Initiating Holders intend to distribute the Registrable Securities by means of an underwriting, a majority of the Initiating Holders that submitted requests for registration shall have the right to designate the managing underwriter(s) in any underwritten offering who shall be a prominent and reputable underwriter, subject to the consent of the Company, which consent shall not be unreasonably withheld.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

(b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

(c) The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and entering into an underwriting agreement in customary form with the underwriter or underwriters.

7.6.	Expenses. All expenses incurred in connection with any registration under Section 7.1, Section 7.2 or Section 7.3, including the reasonable fees and expenses of one counsel for the selling shareholders (including the Holders), shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter,

7.7.	Indemnities. In the event of any registered offering of Common Stock pursuant to this Section 7:

7.7.1.

The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, the partners, officers and directors of each Holder and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged 11 untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any rule or regulation promulgated under the

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement and the Company will reimburse the Holder, the partners, officers and directors of each Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

7.7.2.

Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent,, but only to the extent, that such untrue statement or omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds received by such Holder from the sale of its securities under the applicable registration.

7.7.3.

Promptly after receipt by an indemnified party pursuant to the provisions of Sections 7.7.1 or 7.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections 7.7.1 or 7.7.2, promptly notify the indemnifying party of the commencement

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

thereof; but the omission to notify the indemnifying party, if not actually prejudicial, will not relieve the indemnifying party from any liability which it may have to any indemnified party. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to each party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 7.7.1 or 7.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (III) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.7.4.

If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration, if any. In any event, in

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances, provided, however, that in any such case, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

7.7.5.	If the indemnification provided in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with this Section 7 that resulted in the loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

The obligations of the Company and Holders under this Section 7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

7.8.	Obligations of the Company. Whenever required under this Section 7 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible take all actions under its power and control in order to effect and retain such registration, including but not limited to the following:

7.8.1.	give to each Holder written notice thereof as soon as practicable prior to filing the registration statement;

7.8.2.	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to nine months or, if sooner, until the distribution contemplated in the Registration Statement has been completed;

7.8.3.	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

7.8.4.	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

7.8.5.	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

7.8.6.	notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

7.8.7.	cause all Registrable Securities registered pursuant to the terms of this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

7.8.8.	provide a transfer agent and registrar for all Registrable Securities registered pursuant to the terms of this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

7.8.9.	furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 7, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 7, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

7.8.10.	use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

7.8.11.	register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any Holder or underwriter reasonably requires, and keep such registration or qualification effective during the period set forth in Section 7.8.2 above;

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

7.8.12.	cause its accountants to issue to the underwriter, if any, or the Holders, if there is no underwriter, comfort letters and updates thereof, in customary form and covering matters of the type customarily covered in such letters with respect to underwritten offerings;

7.8.13.	make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

7.8.14.	notify each Holder, at any time a prospectus covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

7.8.15.	take such other actions as shall be reasonably requested by any Holder.

7.9.

Lock-Up. In any registration of the Company’s shares all Holders and the Founder Shareholders agree that any sales of Registrable Securities or Common Stock, as applicable, may be subject to a “lock-up” period restricting such sales for up to one hundred eighty (180) days following an IPO, and all Holders and the Founder Shareholders will agree to abide by such customary “lock-up” period of up to one hundred eighty (180) days as is required by the underwriter in such registration, provided that such obligation shall only apply where the officers and directors of the

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Company, the Founder Shareholders and all other 2% or greater stockholders are subject to a similar lock-up restriction. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that transferees of any shares of Registrable Securities shall be bound by this Section 7.9.

7.10.	Public Information. At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the Exchange Act, or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall undertake to make publicly available and available to the Investor pursuant to Rule 144, such information as is necessary to enable the Investor to make sales of Registrable Stock pursuant to that Rule. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Investor, upon request, a written statement executed by the Company as to the steps it has taken to so comply,

7.11.	Foreign Offerings. The provisions of this Section 7 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.

7.12.	Rule 144 and 144A Reporting. With a view to making available to Holders of Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times after ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 and Rule 144A or any other similar or analogous rules promulgated under the Securities Act;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

For purposes of facilitating sales pursuant to Rule 144A, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each Holder and any transferee of such Holder’s securities shall have the right to obtain from the Company, upon request of the Holder prior to the time of sale, a brief statement of the nature of the business of the Company and the products and services it offers; and the Company’s most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements for the two preceding fiscal years (the financial statements should be audited to the extent reasonably available).

7.13.	Registration Requirements. If the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act as a result of the registration of shares of its Common Stock under the Exchange Act, any registration pursuant to this Section must be firmly underwritten if the registration exceeds two percent (2%) of the Company’s outstanding Common Stock on an as-converted basis.

7.14.	Limitations on Subsequent Registration Rights. From and after the date these registration rights are granted, the Company shall not, without the prior written consent of the Holders of at least two thirds of the Registrable Securities then held by Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such Holder or prospective holder to include such securities in any registration filed under this Section other than rights identical with or subordinate to the rights of any Holder hereunder.

7.15.	Termination of Registration Rights. The registration rights set forth in this Section 7 shall terminate five (5) years after the close of an IPO.

7.16.	Delay of Registration: Furnishing Information

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to interpretation or implementation of this Section 7.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 7.1, 7.2 and 7.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

8.	Right of Refusal on Company Issuances. Prior to an IPO, (a) Founder Shareholders and (b) the Investors whose equity holdings in the Company constitute at least one million (1,000,000) shares of the issued and outstanding stock of the Company on an as-converted basis (each of (a) and (b), a “Holder of First Refusal Rights”) will have the right to purchase a pro rata portion of any further issuance of New Securities (as hereinafter defined) by the Company at the offering price. Each Holder of First Refusal Rights shall also be entitled to purchase the pro rata portion of any Holder of First Refusal Rights that does not exercise such right.

8.1.	Subject to the foregoing provision, each Holder of First Refusal Rights has rights of first refusal to purchase for its own account and not for resale, pro-rata, all (or any part) of New Securities that the Company may, from time to time, propose to sell and issue. The Holder of First Refusal Rights’ pro rata share shall be the ratio of the number of shares of the Company’s stock then held by the Holder of First Refusal Rights (on an as-converted basis) as of the date of the Rights Notice (as defined below), to the sum of the total number of shares of Common Stock then outstanding (including shares issued or issuable upon conversion of the Preferred Stock or upon the exercise of any outstanding warrants or options then outstanding) as of such date.

8.1.1.

“New Securities” shall mean any Common Stock or Preferred Stock of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that “New Securities” shall not include (i) securities issuable upon conversion of Preferred Stock or exercise of warrants or options already in existence as of the date first written above; (ii) securities issued solely as consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity (including all or substantially all of the assets of a line of business or division of such entity and including, without limitation, shares of Common Stock and Preferred Stock issued in connection with the Acquisition Agreement (including, but not limited to shares issued in consideration of indemnity claims)); (iii) securities offered to the public in an IPO; or (iv) securities issued pursuant to the grant of Common Stock purchase rights (including options, warrants, stock grants or similar rights) to (I) directors, officers, employees or consultants of the Company in connection with their service to the Company, or (II) service providers of the Company, in each case pursuant to stock purchase or stock option plans or other

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

arrangements that are approved by the Board (including any options, warrants or restricted stock granted pursuant to Section 2.3.6 of the Series C Convertible Preferred Stock Purchase Agreement dated as of September 28, 2001 by and among the Company and the Purchasers listed on Exhibit A thereto, as amended from time to time); (v) securities issuable pursuant to any debt or lease financing transaction and which are approved in advance by the majority of the Board, such majority to include the affirmative vote of at least two (2) of the directors appointed solely by the holders of the Preferred Stock; (vi) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company; (vii) shares of Series E-l Preferred Stock issued pursuant to the Stock Purchase Agreement; (viii) securities issuable in connection with strategic transactions involving the Company and other entities, including, but not limited to, joint ventures, marketing or distribution arrangements, technology transfer arrangements or development arrangements, and which are approved in advance by the majority of the Board, such majority to include the affirmative vote of at least two (2) of the directors appointed solely by the Holders of the Preferred Stock; or (ix) not in limitation of (v) above, securities issuable to ADC in connection with a credit facility entered into in connection with the Acquisition Agreement.

8.1.2.

If the Company proposes to issue New Securities, it shall give the Holders of First Refusal Rights written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Holder of First Refusal Rights has the right to purchase under this Agreement. Each Holder of First Refusal Rights shall have fifteen (15) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities and shall have five (5) days from receipt of written notice from the Company that a Holder of First Refusal Rights has not elected to purchase its pro rata share of the New Securities to purchase all or any part of the pro-rata share of any other Holder of First Refusal Rights (including for this purpose any permitted transferee of the Holder of First Refusal Rights) entitled to such rights to the extent that such other Holder of First Refusal Rights does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. If Holders of First Refusal Rights who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Holders of First Refusal Rights in accordance with their respective pro-rata shares. Notwithstanding the foregoing, the Company shall not be required to offer to sell such New Securities to any Holder of First Refusal Rights who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

8.1.3.	To the extent that the Holders of First Refusal Rights fail to exercise in full the right of first refusal within the period or periods specified above, the Company shall have ninety (90) days after delivery of the Rights Notice to sell the New Securities to the Holders to the extent that each of them exercised their First Refusal Right at least in part and to other third parties at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice, provided that the obligation of any Holder to purchase New Securities shall be contingent on the Company selling all of the New Securities specified in the Rights Notice at the same time. If the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Holders of First Refusal Rights in the manner provided above.

8.1.4.	The Investors and the Founder Stockholders hereby waive notice of and any right to participate in the sale of the Series E Preferred Stock contemplated by the Stock Purchase Agreement, and the issuance of any shares of Common Stock issuable upon conversion of any such shares of Series E Preferred Stock.

8.2.

The rights of first refusal established by this Section 8 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s IPO or (ii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction.

9.	Representations and Warranties of the Company. The Company represents and warrants to the Holders as follows:

9.1.	The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation as amended and restated or Bylaws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

9.2.	This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of equitable remedies as such remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law).

10.	Convenants of the Company:

10.1.	Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, sufficient number of shares of Common Stock issuable from time to time upon such conversion.

11.	Miscellaneous

11.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.2.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

to matters within the scope thereof, and as to all other matters shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts. The parties hereto irrevocably submit to the jurisdiction of the appropriate courts of New York, New York with respect to any suit, action or proceeding pertaining to this Agreement.

11.3.	Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of: (i) assignments and transfers between the Investors; (ii) assignments and transfers from a Investor to any other entity which controls, is controlled by or is under common control with, such Investor; (iii) as to any Investor which is a limited partnership, assignments and transfers to its partners or members and to affiliated limited partnerships managed by the same management company or managing partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, provided, however, that that no such assignment or transfer shall become effective unless each such transferee has provided the Company with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it; (iv) a party which acquires at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations) or (v) in the case of Evergreen Management Limited, transfers to and among Evergreen Canada-Israel Management Ltd., Evergreen Partners Management Ltd., Evergreen Partners U.S. Direct Fund III L.P., EPF3 (Overseas) Ltd., Evergreen Partners Direct Fund III (Israel 1) L.P. and their permitted transferees, (collectively, the “Evergreen Group”).

11.4.

Aggregation of Ownership. For the purpose of determining whether the Evergreen Group may exercise any of its rights under this Agreement, all shares in the Company, which are held by entities and persons included in the definition of the Evergreen Group shall be aggregated and all such persons and entities shall be viewed as a single holder respectively. For the purpose of determining whether the CRV Group (as defined below) may exercise any of its rights under this Agreement, all shares in the Company, which are held by entities and persons included in the definition of the CRV Group shall be aggregated and all such persons and entities shall be viewed as a single holder respectively. For the purpose of determining whether the PHV Group (as defined below) may exercise any of its rights

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

under this Agreement, all shares in the Company, which are held by entities and persons included in the definition of the PHV Group shall be aggregated and all such persons and entities shall be viewed as a single holder respectively For purposes of this Agreement, “CRV Group” shall mean Charles River Partnership XI, LP, Charles River Friends XI-A, LP and Charles River Friends XI-B, LP, and all of their permitted assignees and transferees. For purposes of this Agreement, “PHV Group” shall mean Pilot House Ventures Group, LLC and Pilot House Ventures Group II, LLC, and all of their permitted assignees and transferees.

11.5.	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof; and the Fourth Amended and Restated Investor Rights Agreement is hereby terminated and shall have no further force or effect. The Founder Shareholders and the Investors do hereby waive the provisions of Section 8.1 of Fourth Amended and Restated Investor Rights Agreement as it applies to notice of and issuance of shares of Series E-l Preferred Stock (and the shares of Common Stock issuable upon conversion of such Series E-l Preferred Stock). Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Investors holding a majority of the Registrable Securities; provided however that Section 2.8 shall not be amended without the written consent of each of the VC Fund Investors listed on Exhibit B or waived with respect to a VC Fund Investor without the written consent of such VC Fund Investor.

11.6.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or sent by registered or certified mail, postage prepaid, return receipt requested or otherwise delivered by hand or by guaranteed courier, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to any Investor:	at the address provided to the Company by such Investor

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if to the Company:	BigBand Networks, Inc. 475 Broadway Street Redwood City, CA 94063

Attention: Amir Bassan-Eskenazi Fax: 650-995-0060

with a copy (which does not constitute notice) to:	Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 Attention: Howard S. Rosenblum Fax: 617-248-7100

if to the Founder Shareholders:	c/o the Company

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 11.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by guaranteed courier, the second day after pick-up by the guaranteed courier, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

11.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

11.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Any person who, after the date hereof, acquires the Preferred Stock pursuant to the Stock Purchase Agreement shall become a party to this Agreement as an “Investor” and a holder of “Registrable Securities” for all purposes hereunder, upon execution by such person and the Company of a counterpart to this Agreement. Upon closing of the Acquisition Agreement and issuance of the shares of Common Stock and Series E-2 Preferred Stock thereunder, ADC shall become a party to this Agreement as an “Investor” and a holder of “Registrable Securities” for all purposes hereunder, upon execution by ADC and the Company of a counterpart to this Agreement.

11.10.	Dilution. If, and as often, as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock or the Preferred Stock as so changed.

11.11.	Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

11.12.	a. Administration of Cedar Fund. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all shares in the Company held by any of Cedar Fund, L.P. or Cedar Fund A L.P. (jointly, “Cedar Fund”) and any permitted transferee of Cedar Fund shall be aggregated and Cedar Fund and any such permitted transferee shall be viewed as a single Investor.

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

b. Administration of Evergreen Group. For the purposes of administrative simplicity, any right of Evergreen Partners Management Ltd., Evergreen Partners U.S. Direct Fund III L.P., EPF3 (Overseas) Ltd. and Evergreen Direct Fund III (Israel 1) L.P, (jointly, “Evergreen Group”) hereunder shall be exercised by Evergreen Partners Management Ltd. or any other entity or person appointed in writing by Evergreen Partners Management Ltd. and Evergreen Group hereby appoints Evergreen Partners Management Ltd. or any other entity or person appointed in writing by Evergreen Partners Management Ltd. as its agent and proxy for such purposes. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all shares in the Company held by any of Evergreen Group and any permitted transferee of Evergreen Group shall be aggregated and Evergreen Group and any such permitted transferee shall be viewed as a single Investor.

c. CRV Group. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all shares in the Company held by any of the CRV Group and any permitted transferee and assignee of the CRV Group shall be aggregated and the CRV Group and any such permitted transferee shall be viewed as a single Investor.

d. Administration of PHV Group. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all shares in the Company held by Pilot House Ventures Group, LLC and Pilot House Ventures Group II, LLC (the “PHV Group”) and any Permitted Transferee or assignee of them shall be aggregated and shall be viewed as a single Preferred Stockholder.

11.13.	Further Actions. Each of the parties hereto shall, from time to time after the Closing (as defined in the Stock Purchase Agreement), upon the request of the other party hereto and at the expense of such requesting party, duly execute, acknowledge and deliver or cause to be duly executed, acknowledged and delivered, all such further instruments and documents reasonably requested by the other party to further effectuate the intents and purposes of this Agreement.

11.14.

Confidentiality. Each of the Investors agrees that any information obtained from or on behalf of the Company (including the contents of this Agreement) will be used solely for the purpose of monitoring its investment in the Company, and will not be used for any other purpose or disclosed to any person without the prior written consent of the Company, provided, however, in the event that an Investor is required by law or stock exchange rule to include financial information obtained pursuant to this Agreement in reports to governmental authorities or stock exchanges, such

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Investor shall be entitled to make such disclosure to the minimum extent required, and provided further, that in connection with periodic reports to their shareholders or partners, the Investors may, without first obtaining the prior written consent of the Company, make general statements, not containing technical information or confidential intellectual property, regarding the general nature of the Company, and may provide summary and general information regarding the Company’s revenues and profits to their lawyers and accountants, and in their reports to their shareholders and partners, but may not annex to such reports the full financial information to be provided by the Company hereunder except as required by applicable law. The Company agrees that the contents of this Agreement shall be treated by it as confidential information, and shall not be disclosed to any person except as required by law. Confidential information as referred to in this Section 11.14 shall not include information (i) which is or becomes public knowledge through no fault of the Investor; or (ii) which is known to the Investor at the time of disclosure by the disclosing party; or (iii) which is disclosed to the Investor on a non-confidential basis by a third party having no obligation of secrecy to the Company.

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BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

IN WITNESS WHEREOF the parties have signed this Investors Rights Agreement as of the date first set forth above.

BIGBAND NETWORKS, INC.		CEDAR FUND L.P., by its general partner,
CEDAR PARTNERS LIMITED

By:	/s/ Amir Bassan-Eskenazi	By:
Name:	Amir Bassan-Eskenazi	Name:
Title:	President & CEO	Title:

CEDAR FUND A L.P., by its general partner, CEDAR PARTNERS LIMITED
Seth Kenvin
By:
Name:		N.B.T. LTD.
Title:
		By:	/s/ Clair Burke
		Name:	Clair Burke
		Title:	On Behalf of Rorbuck Limited Sole Director of N.B.T. LTD.

OZ HOLDINGS LTD.

		By:	/s/ Julia Freda
		Name:	Julia Freda
		Title:	Director

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi

Paul Kagan

Barry Kaplan

ORO SOCIEDAD ANONIMA

By:
Name:
Title:

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

EVERGREEN MANAGEMENT LTD.

By:	/s/ Illegible
Name:
Title:

EVERGREEN PARTNERS U.S. DIRECT FUND III, L.P.

By:	/s/ Illegible
Name:
Title:

EVERGREEN PARTNERS DIRECT FUND III (ISRAEL) L.P.

By:	/s/ Illegible
Name:
Title:

EVERGREEN PARTNERS DIRECT FUND III (ISRAEL 1) L.P.

By:	/s/ Illegible
Name:
Title:

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

REDPOINT VENTURES I, L.P., by its General Partner

By:	/s/ Geoffrey Y. Yang
Name:	Geoffrey Y. Yang
Title:	Managing Director

REDPOINT TECHNOLOGY PARTNERS Q-1, L.P. by its general partner

By:	/s/ Geoffrey Y. Yang
Name:
Title:

REDPOINT TECHNOLOGY PARTNERS A-1, L.P. by its general partner

By:	/s/ Geoffrey Y. Yang
Name:
Title:

REDPOINT ASSOCIATES I, LLC, by its Manager

By:	/s/ Geoffrey Y. Yang
Name:	Geoffrey Y. Yang
Title:	Managing Director

BROADBAND FUND, L.P., by its General Partner BBF MANAGEMENT LLC, by its Manager, REDPOINT VENTURES I, LLC.

By:	/s/ Geoffrey Y. Yang
Name:	Geoffrey Y. Yang
Title:	Managing Director

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

PILOT HOUSE VENTURES GROUP II, LLC.
By: Pilot House Ventures Management Group II, LLC, its General Manager

By:	/s/ P. Eric Krauss
P. Eric Krauss
Managing Member

PILOT HOUSE VENTURES GROUP II, LLC.
By: Pilot House Ventures Management Group, LLC., its General Manager

By:	/s/ P. Eric Krauss
P. Eric Krauss
Managing Member

TIME WARNER INC.

By:	/s/ Rachel Lam
Name:	Rachel Lam
Title:	VP Time Warner Investments & Group Managing Director

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

MERITECH CAPITAL PARTNERS II

By:	/s/ Michael B. Gordon
Name:	Michael B. Gordon
Title:	a managing member

MERITECH CAPITAL AFFILIATES II

By:	/s/ Michael B. Gordon
Name:	Michael B. Gordon
Title:	a managing member

MCP ENTREPRENEUR II

By:	/s/ Michael B. Gordon
Name:	Michael B. Gordon
Title:	a managing member

Gary Lauder

SANDAL WOOD INVESTMENTS II, LLP

By:	/s/ Dean Gilbert
Name:	Dean Gilbert
Title:	General Partner

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

CHARLES RIVER PARTNERSHIP XI, LP

By:	Charles River XI GP, LP
	Its	General Partner
	By:	Charles River XI GP, LLC
		Its:	General Partner

	By:	/s/ Illegible
Authorized Manager

CHARLES RIVER PARTNERSHIP XI-A, LP

By:	Charles River XI GP, LLC
	Its	General Partner

	By:	/s/ Illegible
Authorized Manager

CHARLES RIVER FRIENDS XI-B, LP

By:	Charles River XI GP, LLC
	Its:	General Partner

	By:	/s/ Illegible
Authorized Manager

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

EXHIBIT A

Investors

Cedar Fund L.P.

Cedar Fund A.L.P.

Seth Kenvin

Paul Kagan

Barry Kaplan

Oro Sociedad Anonima

GC & H Investments

High Street Investors 2000

Redpoint Ventures I, L.P.

Redpoint Associates I, LLC

Redpoint Technology Partners Q-1, L.P.

Redpoint Technology Partners A-1, L.P.

Broadband Fund, L.P.

Evergreen Partners Management Ltd.

Evergreen Partners U.S. Direct Fund III, L.P.

Evergreen Partners Direct Fund III (Isreael 1) L.P.

Evergreen Partners Direct Fund III (Israel) L.P.

Pilot House Ventures Group II, LLC

Gary Lauder

Charles River Partnership XI, LP

Charles River Friends XI-A, LP

Charles River Friends XI-B, LP

AOL Time Warner Inc.

Meritech Capital Partners II

George M. Hart

Sandalwood Investments, II L.P.

Daniel Chu

John M. Cioffi

Bernd Girod

Brent R. Bilger

The Chadna Family Revocable Trust of April 13, 1998

Avigdor Willenz

Dror Amir

Elul Ventures

The Freda Family Trust

Robert C. Fowler

Yoram Kostiner

Zohar Eliezri ‘

Eliezer Borochov

Eliav Korakh

Haim Bassan-Eskenazi

Ruth Bassan-Eskenazi

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

Stephanie Jean Fowler

Bonnie Jean Freda

Ferdinand Ardwin Freda

NirYaffe

Sarit Yaffe

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

EXHIBIT B

VC Fund Investors

Meritech Capital Partners II

Meritech Capital Affiliates II

MCP Entrepreneur II

Cedar Fund L.P.

Cedar Fund A L.P.

Redpoint Ventures I, L.P.

Redpoint Associates I, LLC

Redpoint Technology Partners Q-1, L.P.

Redpoint Technology Partners A-1, L.P.

Broadband Fund, L.P.

Evergreen Partners Management Ltd.

Evergreen Partners U.S. Direct Fund III, L.P.

EPF 3 (Overseas) Ltd.

Evergreen Partners Direct Fund III (Israel) L.P.

Pilot House Ventures Group, LLC

Pilot House Ventures Group II, LLC

Charles River Partnership XI, LP

Charles River Friends XI-A, LP

Charles River Friends XI-B, LP

BigBand Networks FIFTH AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

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